Exhibit 15.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Retalix Holdings, Inc.
Plano, Texas

We consent to the incorporation by reference into the Registration Statements on Form F-3 (Registration Nos. 333-110681, 333-125439 and 333-125440) and the Registration Statements on Form S-8 (Registration Nos. 333-09840, 333-12146, 333-14238, 333-109874 and 333-118930) of Retalix Ltd. of our reports dated February 1, 2003, with respect to the consolidated financial statements of Retalix Holdings Inc. as of and for the year ended December 31, 2002 included in this Amendment No. 1 to Annual Report on Form 20-F/A of Retalix Ltd for the fiscal year ended December 31, 2004.

/s/ Nation Smith Hermes Diamond
San Diego, California
July 21, 2006